For the fiscal year ended September 30, 2000.
File number:  811-06677
Prudential Index Series Fund


SUB-ITEM 77D
Policies With Respect to Security Investment


Prudential Mutual Funds

Supplement dated August 30, 2000


	The following information supplements the
Prospectus of each of the Funds listed below.

ANNUAL OR SPECIAL MEETING OF SHAREHOLDERS
(All Funds except Prudential Balanced Fund,
Prudential Global Genesis Fund, Inc. and
Prudential International Bond Fund, Inc.)

	On August 22, 2000, subject to shareholder approval, the Board of Directors/Trustees approved the proposals summarized below. The proposals will be submitted for approval by shareholders of the Funds at an Annual or Special Meeting of Shareholders scheduled to be held on December 14, 2000.

Election of Directors/Trustees

All Funds, except Prudential Diversified Funds,
Prudential Europe Growth Fund, Inc., Prudential
Natural Resources Fund, Inc., Prudential Pacific
Growth Fund, Inc. and Prudential World Fund, Inc.
The Board of Directors/Trustees approved a proposal to elect Saul F. Fenster, Delayne
Dedrick Gold, Robert F. Gunia, Douglas H.
McCorkindale, W. Scott McDonald, Thomas T. Mooney,
Stephen P. Munn, David R. Odenath, Jr., Richard A.
Redeker, Robin B. Smith, John R. Strangfeld,
Louis A. Weil, III and Clay T. Whitehead as
Directors/Trustees of each of the Funds.

	Prudential Europe Growth Fund, Inc.,
Prudential Natural Resources Fund, Inc., Prudential
Pacific Growth Fund, Inc. and Prudential World Fund,
Inc. The Board of Directors approved a proposal to elect Delayne Dedrick Gold, Robert F. Gunia, Robert
E. LaBlanc, David R. Odenath, Jr., Robin B. Smith,
Stephen Stoneburn, John R. Strangfeld, Nancy H.
Teeters and Clay T. Whitehead as Directors of each of the Funds.



How the Fund is Managed - Manager

All Funds.  The Board of Directors/Trustees approved
a proposal under which the Board may authorize
Prudential Investments Fund Management LLC (PIFM or
the Manager), subject to certain conditions, to enter
into or amend subadvisory agreements without obtaining
further shareholder approval.   One of the conditions
is that shareholders must first approve the grant of this ongoing authority to the Board of Directors/Trustees.
The implementation of this proposal also is conditioned upon the receipt of exemptive relief from the Securities and Exchange Commission.

	Subject to the satisfaction of these two conditions, which cannot be assured, the Manager would be permitted, with Board approval, to employ new subadvisers for a Fund (including subadvisers affiliated with PIFM), change the terms of a Fund's subadvisory agreements or enter into new subadvisory agreements with existing subadvisers. Shareholders of a Fund would continue to have the right to terminate a subadvisory agreement for a Fund at any time by a vote of the majority of the outstanding voting securities of the Fund. Shareholders would be notified of any subadviser changes or other material amendments to subadvisory agreements that occur under these arrangements.

The Board of Directors/Trustees also approved a new investment advisory contract with PIFM. If shareholders approves this new contract, PIFM would be permitted to allocate and reallocate a Fund's assets among the Fund's subadvisers, including The Prudential Investment Corporation
(PIC), Jennison Associates LLC (Jennison) and unaffiliated subadvisers, without obtaining further shareholder approval.


How the Fund is Managed - Investment Adviser(s)

	All Funds except Prudential Real Estate
Securities Fund. The Board of Directors/Trustees approved an interim subadvisory agreement with Jennison, a direct, wholly-owned subsidiary of PIC, to manage up to 100% of the total assets of each Fund as designated by the Manager.
Jennison has served as an investment adviser to investment companies since 1990. Its address is 466 Lexington Avenue, New York, NY 10017. As of June 30, 2000, Jennison managed approximately
$63.5 billion in assets. PIFM, the Fund's Manager, has responsibility for all investment advisory services, supervises Jennison and pays Jennison for its services.

The Board of Directors/Trustees also approved a new subadvisory agreement with Jennison to manage up to 100% of the total assets of each Fund as designated by the Manager and subject to Board approval. This agreement would take effect only after shareholder approval.

Borrowing

	All Funds. If approved by shareholders, each applicable Fund's investment restriction regarding borrowing would be modified to allow borrowing of up to 33-1/3% of a Fund's total assets and to delete the requirement that such borrowing can be made only from banks.

Investment in Securities of Other Investment Companies

	       All Funds.  If approved by
shareholders, each applicable Fund's investment restriction regarding the purchase of shares of investment companies would be modified to permit each Fund to invest in the shares of other registered investment companies as permitted under applicable law or by an order of the Commission. To the extent that a Fund does invest in securities of other investment companies, shareholders may be subject to duplicate management and advisory fees.

Securities Lending

	All Funds.   If approved by shareholders,
each applicable Fund's investment restriction regarding securities lending would be modified to permit each Fund to make loans of portfolio securities in amounts up to 33-1/3% of the Fund's total assets and as permitted by an order of the Commission.

How the Fund is Managed - Portfolio Manager(s)

Prudential Equity Fund, Inc.

Jeffrey P. Siegel, Bradley L. Goldberg, CFA, and David A. Kiefer, CFA, are the portfolio managers of the Fund effective August 24, 2000.
Mr. Siegel is an Executive Vice President of
Jennison since June 1999. Previously he was at TIAA-CREF from 1988-1999, where he held positions as a portfolio manager and analyst.
Prior to joining TIAA-CREF, Mr. Siegel was an analyst for Equitable Capital Management and held positions at Chase Manhattan Bank and First Fidelity Bank. Mr. Siegel earned a B.A.
from Rutgers University.  Mr. Goldberg, an
Executive Vice President of Jennison, joined
Jennison in 1974 where he also serves as Chairman of the Asset Allocation Committee. Prior to joining Jennison, he served as Vice President and Group Head in the Investment Research
Division of Bankers Trust Company.  He earned a
B.S. from the University of Illinois and an M.B.A. from New York University. Mr. Goldberg holds a Chartered Financial Analyst (C.F.A.)
designation.  Mr. Kiefer is a Senior Vice
President of Jennison since August 2000.
Previously, he was a Managing Director of PIC and has been with Prudential since 1986. Mr.
 Kiefer earned a B.S. from Princeton University and an M.B.A. from Harvard Business School.
He holds a Chartered Financial Analyst (C.F.A.)
designation.




Prudential 20/20 Focus Fund

Bradley L. Goldberg, CFA is the portfolio manager of the value sleeve of the Fund effective September 2000. Mr. Goldberg's professional background is discussed above.

Prudential Equity Income Fund

	Thomas Kolefas, CFA and Bradley L.
Goldberg, CFA, are the portfolio managers of the Fund. Mr. Kolefas has managed the Fund since May 2000. Mr. Kolefas is a
Senior Vice President of Jennison since
September 2000.  Previously, he was a Managing
Director and Senior Portfolio Manager of PIC.
He joined Prudential in May 2000 from Loomis
Sayles Co., L.P., where he headed the Large/Mid
Cap Value Team. Prior to 1996, Mr. Kolefas was employed by Mackay Shields Financial as a portfolio manager for five years. Mr. Kolefas earned a B.S. and an M.B.A. from New York
University and holds a Chartered Financial
Analyst (C.F.A.) designation. Mr. Goldberg is expected to begin managing the portfolio in September 2000. His professional background is discussed above.

Prudential Sector Funds, Inc. - Prudential Utility Fund

	David A. Kiefer, CFA, Eric S. Philo, CFA, and Shaun Hong are the portfolio managers of the Fund effective September 2000. Mr. Kiefer has managed the Fund since 1994; his professional background is discussed above. Eric S. Philo joined Jennison in May 1996 after 13 years with Goldman, Sachs & Company. At Goldman,
Mr. Philo initially followed a variety of companies and industries, including capital goods, retailing, specialty and industrial chemicals, defense electronics, and printing. During his last nine years there, he followed publishing and media companies. While at Goldman, he was elected to Institutional Investor's All-Star
Team every year since 1987 and was elected to The Wall Street Journal All-Star Stock Picking
Team annually since its inception in 1993,
 ranking number one in his sector in 1994 and 1995. Mr. Philo is the primary author of a piece on publishing and the Internet entitled
CyberPublishing: A New Frontier in Content
Liquidity (July 1995).  He earned a B.A. from
George Washington University and an M.B.A from
Columbia University Graduate School of Business.
He holds a CFA designation.  Shaun Hong is a Vice
 President of Jennison since September 2000.
Previously he was a Vice President and equity research analyst of PIC. Prior to Prudential, Mr.
Hong was employed as an analyst at Equinox Capital
Management following the utility, consumer products, commodities and technology sectors from 1994-1999.
Mr. Hong earned a B.S. from Carnegie Mellon University.
He holds a CFA designation.





OTHER MATTERS
(Prudential Balanced fund, Prudential Global Genesis
Fund, Inc. and Prudential International Bond Fund, Inc.)

	Shareholders of Prudential Balanced Fund,
Prudential Global Genesis Fund, Inc. and Prudential
International Bond Fund, Inc. are each expected to vote on a proposal to reorganize or merge their Fund into another Prudential mutual fund prior to the shareholder meetings described above. If shareholders of these Funds do not approve the proposed reorganization or merger, shareholders of each Fund will likely be solicited to vote on the matters described above under "ANNUAL OR
SPECIAL MEETING OF SHAREHOLDERS".

	Listed below are the names of the Prudential
Mutual Funds and the dates of the Prospectus to which this Supplement relates.




Name of the Fund			Prospectus Date


Prudential Balanced Fund		October 4, 1999
Prudential Diversified Funds		October 13, 1999
Prudential Equity Fund, Inc.		March 1, 2000
Prudential Equity Income Fund		January 20, 2000
Prudential Europe Growth Fund, Inc.	June 30, 2000
Prudential Global Total Return Fund, Inc.March 8, 2000
Prudential Index Series Fund		November 18, 1999
Prudential Stock Index Fund
Prudential International Bond Fund, Inc.March 8, 2000
Prudential Natural Resources Fund, Inc.	July 31, 2000
Prudential Pacific Growth Fund, Inc.	January 19, 2000
Prudential Real Estate Securities Fund	June 2, 2000
Prudential Sector Funds, Inc.		March 30, 2000
Prudential Financial Services Fund
Prudential Health Sciences Fund
Prudential Technology Fund
Prudential Small Company Fund, Inc.	November 29, 1999
Prudential Tax-Managed Funds		December 30, 1999
Prudential Tax-Managed Equity Fund
Prudential Tax-Managed Small-Cap Fund, Inc.  May 31, 2000
Prudential U.S. Emerging Growth Fund, Inc.	January 20, 2000
Prudential Utility Fund (a series of		February 1, 2000
Prudential Sector Funds, Inc.)
Prudential 20/20 Focus Fund		March 31, 2000
Prudential World Fund, Inc.
Prudential Global Growth Fund		February 2, 2000
Prudential International Value Fund	February 2, 2000
Prudential Jennison International Growth Fund	January 10, 2000
The Prudential Investment Portfolios, Inc.
Prudential Active Balanced Fund			December 2, 1999
Prudential Jennison Equity Opportunity Fund	December 2, 1999
Prudential Jennison Growth Fund			December 2, 1999